Exhibit 99.1

Digital Brands Group Announces Guidance for Full-Year 2026 Revenue of $55 to $65 Million and Free Cash Flow of $2.5 to $3.5 Million

Additionally, DBG Announces Guidance for Revenue of $100 to $115 Million and Free Cash Flow of $10 to $12 Million For the Period of July 1, 2026 Through June 30, 2027

Austin, Texas – May 12, 2026 – Digital Brands Group, Inc. (“DBG” or the “Company”) (NASDAQ: DBGI), a publicly traded company specializing in apparel and e-commerce, today announced that it forecasts 2026 revenue of $55 to $65 million and free cash flow of $2.5 to $3.5 million.

Additionally, DBGI announces forecasted revenue of $100 to $115 million and free cash flow of $10 to $12 million for the period of July 1, 2026 through June 30, 2027.

The Company believes that the increase in the collegiate licensing program creates a meaningful increase in its monthly revenues that tie to the school calendar, which starts with Tik Tok rush in August 2026. This is why the Company is providing its revenue and cash flow forecast over this period.

The revenue and cash flow are driven by the Company’s collegiate licensing program, and the apparel licensing program through its previously announced agreement with Global Combat Collective (“GCC”) supporting existing U.S. program deliveries.

As the Company has detailed in prior announcements, the collegiate licensing program continues to increase every month from two in December of 2025 to sixteen at the end of April 2026.

The Company plans to cap the number of universities it will partner with to no more than thirty universities to ensure that it can provide deep level NIL integration and product execution.

The Company believes that by partnering with major influencers like Katie Feeney and creating monthly product drops around major football home games or special sporting events, it will create compelling apparel stories that give back to the university’s NIL, especially female student athletes.

The Company plans to announce several other influencer partnerships throughout the year. The Company has seen the success of several brands successfully driving revenue and cash flow by partnering with major influencers and celebrities.

“We are excited to continue to add more universities to our NIL strategic initiative, which we believe clearly shows the success and traction we are creating for student athletes, students, alumni and universities,” said Hil Davis, the Chief Executive Officer of Digital Brands Group.

Davis continued, “we have evolved our business model significantly based on where the Company can create a significant quality to value customer value proposition, whether that be collegiate licensing or institutional apparel programs. We believe the largest retailers and brands in the world create this value proposition, which creates meaningful long term shareholder value.”

As announced last week, the Company has executed an apparel licensing program through GCC supporting existing U.S. program deliveries up to $125 million in potential aggregate contract value. GCC acts as a licensed commercial channel partner supporting product delivery opportunities associated with existing U.S. program frameworks.

The Company expects to receive the first purchase orders no later than June this year.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. We focus on owning the customer’s “closet share” by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

https://ir.digitalbrandsgroup.co

Forward-looking Statements

Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting DBG and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding DBG’s plans, objectives, projections and expectations relating to DBG’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. DBG undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of DBG to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the level of consumer demand for apparel and accessories; DBG’s ability to add and retain strategic partners and customers; disruption to DBGs distribution system; the financial strength of DBG’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; DBG’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers; manufacturing and product innovation; increasing pressure on margins; DBG’s ability to implement its business strategy; DBG’s ability to grow its wholesale and direct-to-consumer businesses; retail industry changes and challenges; DBG’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that DBG’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; DBG’s ability to properly collect, use, manage and secure consumer and employee data; stability of DBG’s manufacturing facilities and foreign suppliers; continued use by DBG’s suppliers of ethical business practices; DBG’s ability to accurately forecast demand for products; continuity of members of DBG’s management; DBG’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; DBG’s ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; adverse or unexpected weather conditions; DBG’s indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent DBG from fulfilling its financial obligations; and climate change and increased focus on sustainability issues. More information on potential factors that could affect DBG’s financial results is included from time to time in DBG’s public reports filed with the SEC, including DBG’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Curren Reports on Forms8-K filed or furnished with the U.S. Securities and Exchange Commission.